Exhibit 99.1

FOR IMMEDIATE RELEASE

INTRICON REPORTS 2010 THIRD-QUARTER RESULTS

Revenues Grow 14 Percent from Prior-Year Period

ARDEN HILLS, Minn. — Oct 28, 2010 — IntriCon Corporation (NASDAQ: IIN), a designer, developer, manufacturer and distributor of body-worn medical devices, today announced financial results for its third quarter ended September 30, 2010.

For the third quarter, the company reported net sales of $14.7 million, an increase of 14 percent from net sales of $12.9 million for the prior-year period. Net income in the 2010 third quarter was $243,000, or $0.04 per diluted share, versus a net loss of $736,000, or $(0.14) per diluted share, for the prior-year period. Included in the 2009 third-quarter results were Datrix-related acquisition costs and bank financing charges totaling $532,000, or $0.10 per diluted share.

 “We continue to deliver measureable year-over-year revenue and earnings progress,” said Mark S. Gorder, president and chief executive officer of IntriCon. “At the same time, we are investing significantly in our business, including several key research and development initiatives. While this impacts certain sequential and year-over-year comparisons, we firmly believe it strengthens our platform for future IntriCon growth.”

Business Performance

For the third quarter, IntriCon experienced double-digit growth in all three core markets. As a percentage of total revenue, the medical business contributed 44 percent, with hearing health and professional audio communications contributing 33 percent and 23 percent, respectively.

Said Gorder, “Year over year, our business mix was stable. Medical continued to post strong revenues, rising 11 percent from the previous year. Gains were again due to continued sales of wireless glucose monitors and new sales from our proprietary cardiac diagnostic monitoring devices, or CDMs.”

Hearing health sales rose 20 percent from the 2009 third quarter. Driving this increase was a rebound in the hearing health market. IntriCon believes more significant future growth will stem from the introduction and acceptance of new products in early 2011.

Professional audio communications rose 15 percent from the prior year. The gain was from higher sales of headset devices to existing customers and communication devices to government agencies. These customers continue to demand smaller and more durable products that perform well in noisy or hazardous environments.

Gross profits in the 2010 third quarter were 25.9 percent, up significantly from 20.3 percent in the year-ago period. Higher sales volumes, increased proprietary technology in products—which generates higher margins—and the impact of previously discussed profit enhancement programs, including production transfers to lower-cost manufacturing facilities and the ongoing rollout of lean manufacturing programs, drove improvements.

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IntriCon Corporation 2010 Third-Quarter Results

October 28, 2010

Nine-month Results

For the 2010 nine-month period, IntriCon reported net sales of $44.2 million and net income of $530,000, or $0.10 per diluted share. This was up from 2009 net sales of $37.5 million and a net loss of $2.3 million, or $(0.43) per diluted share. Included in the 2009 nine-month results were Datrix-related acquisition costs and bank financing charges of $546,000, or $0.10 per diluted share.

For the 2010 nine months, IntriCon’s medical business represented 44 percent of total revenue, with hearing health and professional audio communications contributing 34 percent and 22 percent, respectively. This compares to 2009 nine-month levels of 44 percent, 36 percent and 20 percent for medical, hearing health and professional audio communications, respectively.

Gross profits for the 2010 nine months were 26.1 percent, up from 19.9 percent a year earlier. Gains were driven by the same factors detailed above in the third-quarter description.

Key Milestones

Earlier this year, IntriCon unveiled its hybrid Overtus™ DSP amplifier. Overtus is designed to: optimize open in-the-canal (ITC) fittings; utilize an advanced adaptive feedback canceller; and incorporate an acoustic switch that eliminates the need for a bulky mechanical switch, allowing for further miniaturization. This amplifier utilizes two patent-pending technologies that allow customers to produce their open in-the-ear devices. Overtus will enter production in the near future and sales are expected to have a modest impact on fourth-quarter results.

Said Gorder, “As the amplifier component of hearing aids, Overtus brings significant technology advantages over existing devices. We’ve taken that technology and developed our own complete hearing device, the all-new, patent-pending APT™ Open ITC.

“The APT, introduced at the European Hearing Aid Acousticians event earlier this month, is powered by Overtus and includes our Reliant CLEAR™ adaptive feedback canceller and the AcousTAP ™ acoustic push button. In addition, the APT utilizes the patent pending Concha Lock System technology that allows for the suspension of an open in-the-ear device in the ear canal. These features create stable and effective amplification, occlusion-free comfort and easy integration into existing fitting systems. Our OEM customers now have the option of using Overtus in their own devices, or purchasing our complete APT device.”

In the medical arena, IntriCon continues to make progress with its new Centauri CDM device. Centauri is a next-generation wireless outpatient monitoring device that uses a proven automatic arrhythmia detection algorithm. The company anticipates submitting Centauri for FDA approval in the upcoming weeks.

 IntriCon is in the process of finalizing development of its PhysioLink™ wireless technology, which will be incorporated into products in the medical, hearing health and professional audio communication markets. PhysioLink enables audio and data streaming to ear-worn and body-worn applications over distances of up to five meters.

IntriCon’s situational listening device (SLD) product line leverages PhysioLink. SLDs help hearing-impaired people in noisy environments, allowing them to listen to television, music and direct broadcast by wireless connection. SLDs supplement conventional hearing aids that don’t handle noisy situations well. The company anticipates production of its SLD platform in early 2011.

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IntriCon Corporation 2010 Third-Quarter Results

October 28, 2010

Gorder indicated that while IntriCon is seeing customers continue to reengage in all markets on new programs, persisting economic sluggishness has caused many patients to delay discretionary medical procedures, and hospitals and doctors to cut back on purchases of legacy med-tech products. During the course of the year several large medical customers experienced temporary fluctuations in demand. As some customers have ordered above their immediate needs, the company anticipates certain medical orders to slow in the fourth quarter—however it believes these deferrals to be temporary.

Concluded Gorder, “Across the board, we are focusing our resources and capital on our strengths: making body-worn devices smaller and better. We’re doing so by accelerating the development of proprietary core technologies. This is demonstrated by our increasing number of new products based on patent pending technologies, such as the Overtus and APT.  We believe our continued prudent investments in new initiatives will fuel long-term growth. This strategy centers on the idea of enhancing the mobility and effectiveness of miniature, body-worn devices—and creating entirely new technology-driven products.”

Conference Call Today

As previously announced, the company will hold an investment community conference call today, Thursday, Oct. 28, 2010, beginning at 4:00 p.m. CT. Mark Gorder, president and chief executive officer, and Scott Longval, chief financial officer, will review third-quarter performance and discuss the company’s strategies. To join the conference call, dial: 1-877-941-6011 (international 1-480-248-5081) and provide the conference identification number 4375930 to the operator.

A replay of the conference call will be available one hour after the call ends through 11:59 p.m. CT on Thursday, Nov. 4, 2010. To access the replay, dial 1-800-406-7325 (international 1-303-590-3030) and enter access code: 4375930.

About IntriCon Corporation
Headquartered in Arden Hills, Minn., IntriCon Corporation designs, develops and manufactures miniature and micro-miniature body-worn medical products. The company is focused on three key markets: medical, hearing health, and professional audio communications. IntriCon has facilities in the United States, Asia and Europe. The company’s common stock trades under the symbol “IIN” on the NASDAQ Global Market. For more information about IntriCon, visit www.intricon.com.

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IntriCon Corporation 2010 Third-Quarter Results

October 28, 2010

Forward-Looking Statements

Statements made in this release and in IntriCon’s other public filings and releases that are not historical facts or that include forward-looking terminology such as “may”, “will”, “believe”, “anticipate,” “expect”, “should”, “optimistic” or “continue” or the negative thereof or other variations thereon are “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, without limitation, statements concerning prospects in the miniature body-worn device arena, new products, strategic alliances, future growth and expansion, market fundamentals, future financial condition and performance, prospects and the positioning of IntriCon to compete in chosen markets and the Company’s planned investments in research and development. These forward-looking statements may be affected by known and unknown risks, uncertainties and other factors that are beyond IntriCon’s control, and may cause IntriCon’s actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied in the forward-looking statements. These risks, uncertainties and factors include, without limitation, risks related to the current economic crisis, the risk that IntriCon may not be able to achieve its long-term strategy, weakening demand for products of the company due to general economic conditions, risks related to the company’s strategic alliances and joint venture, possible non-performance of developing the Centauri, Scenic, Overtus, wireless glucose monitor and situational listening device products and other technological products, the volume and timing of orders received by the company, changes in the mix of products sold, competitive pricing pressures, the cost and availability of electronic components and commodities for the company’s products, ability to create and market products in a timely manner, competition by competitors with more resources than the company, foreign currency risks arising from the company’s foreign operations, ability to satisfy and maintain compliance with the covenants under the company’s loan facility, the costs and risks associated with research and development investments and other risks detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2009. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

Contacts

At IntriCon:	At Padilla Speer Beardsley:
Scott Longval, CFO	Matt Sullivan/Marian Briggs
651-604-9526	612-455-1700
slongval@intricon.com	msullivan@psbpr.com / mbriggs@psbpr.com

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IntriCon Corporation 2010 Third-Quarter Results

October 28, 2010

IntriCon Corporation

Consolidated Condensed Statements of Operations (in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2010 (Unaudited)	September 30, 2009 (Unaudited)	September 30, 2010 (Unaudited)	September 30, 2009 (Unaudited)

Sales, net	$14,727	$12,868	$44,215	$37,523
Cost of sales	10,912	10,258	32,693	30,044
Gross profit	3,815	2,610	11,522	7,479

Operating expenses:
Selling expense	751	694	2,373	2,023
General and administrative expense	1,398	1,180	4,335	3,959
Research and development expense	1,231	799	3,455	2,466
Total operating expenses	3,380	2,673	10,163	8,448
Operating income (loss)	435	(63)	1,359	(969)

Interest expense	(158)	(378)	(500)	(621)
Equity in income (loss) of partnerships	54	(19)	42	(220)
Other income, net	(57)	(243)	29	(161)
Income (loss) from continuing operations before income taxes and discontinued operations	274	(703)	930	(1,971)

Income tax expense (benefit)	31	8	106	(30)
Income (loss) before discontinued operations	243	(711)	824	(1,941)

Loss from discontinued operations, net of income taxes	—	(25)	(329)	(382)
Gain on sale of discontinued operations, net of income taxes	—	—	35	—
Net income (loss)	$243	$(736)	$530	$(2,323)

Basic income (loss) per share:
Continuing operations	$0.04	$(0.13)	$0.15	$(0.36)
Discontinued operations	0.00	(0.01)	(0.05)	(0.07)
Net income (loss)	$0.04	$(0.14)	$0.10	$(0.43)

Diluted income (loss) per share:
Continuing operations	$0.04	$(0.13)	$0.15	$(0.36)
Discontinued operations	0.00	(0.01)	(0.05)	(0.07)
Net income (loss)	$0.04	$(0.14)	$0.10	$(0.43)
Average shares outstanding:
Basic	5,485	5,412	5,477	5,370
Diluted	5,614	5,412	5,540	5,370

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IntriCon Corporation 2010 Third-Quarter Results

October 28, 2010

IntriCon Corporation

Consolidated Condensed Balance Sheets (in thousands)

	September 30, 2010 (Unaudited)	December 31, 2009
Current assets:
Cash	$792	$385
Restricted cash	325	406
Accounts receivable, less allowance for doubtful accounts of $219 at September 30, 2010 and $226 at December 31, 2009	8,070	7,084
Inventories	9,000	8,221
Other current assets	698	879
Current assets of discontinued operations	—	1,140
Total current assets	18,885	18,115

Machinery and equipment	36,607	35,516
Less: Accumulated depreciation	30,227	28,725
Net machinery and equipment	6,380	6,791

Goodwill	9,709	9,717
Investment in partnerships	1,286	1,237
Other assets of discontinued operations	—	142
Other assets, net	1,277	1,361
Total assets	$37,537	$37,363

Current liabilities:
Checks written in excess of cash	$83	$102
Current maturities of long-term debt	1,772	1,709
Accounts payable	3,900	3,637
Deferred gain	110	110
Partnership payable	260	260
Liabilities of discontinued operations	—	926
Other accrued liabilities	3,519	2,867
Total current liabilities	9,644	9,611

Long-term debt, less current maturities	7,104	7,730
Other postretirement benefit obligations	696	756
Long-term partnership payable	500	500
Deferred income taxes	150	129
Accrued pension liabilities	484	543
Deferred gain	523	605
Total liabilities	19,101	19,874

Commitments and contingencies (note 14)

Shareholders’ equity:
Common shares, $1.00 par value per share; 20,000 shares authorized; 6,006 and 5,986 shares issued; 5,490 and 5,470 shares outstanding at September 30, 2010 and December 31, 2009, respectively.	6,006	5,986
Additional paid-in capital	15,406	14,987
Retained deficit	(1,475)	(2,005)
Accumulated other comprehensive loss	(236)	(214)
Less: 516 common shares held in treasury, at cost	(1,265)	(1,265)
Total shareholders’ equity	18,436	17,489
Total liabilities and shareholders’ equity	$37,537	$37,363

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